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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-86098

PROSPECTUS

150,000 SHARES

COMMON STOCK

        All of the 150,000 shares of common stock of Adaptec, Inc. are being sold by Deutsche Bank Securities Inc. We will not receive any proceeds from the sale of shares offered by the selling stockholder. See "Selling Stockholder" and "Plan of Distribution."

        Our common stock is listed on the Nasdaq National Market under the symbol "ADPT." The shares of common stock to be offered under this prospectus will be sold as described under "Plan of Distribution." On May 14, 2002, the closing sale price of our common stock was $13.98 per share.

        Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2002.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 5, before investing in our common stock. When we use the terms "Adaptec," "we," "us," or "our," we are referring to Adaptec, Inc. and its subsidiaries, unless the context requires otherwise or we expressly state otherwise in this prospectus.

Adaptec, Inc.

        We design, manufacture and market intelligent storage access solutions that reliably move, manage and protect critical data and digital content. Our storage solutions are used in high-performance networks, servers, workstations and desktops from the world's leading manufacturers of computer and networking products. Our solutions are sold through original equipment manufacturers, or OEMs, and distribution channels to a wide variety of end users, ranging from large scale enterprises to retail consumers.

        We currently operate in three business segments:

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  Storage Solutions Group ("SSG"): SSG's interface products enable the movement, storage and protection of data across a range of server platforms, network attached storage, or NAS, devices and storage subsystems. These products bring small computer system interface, or SCSI, technology and redundant array of independent disks, or RAID, solutions to storage applications. We have recently introduced our DuraStor external RAID products, and we are currently providing samples of our Ultra320 SCSI products to our OEM customers for testing and evaluation.

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  Desktop Solutions Group ("DSG"): DSG provides high-performance input/output, or I/O, connectivity solutions for personal computing platforms, including notebook and desktop computers and consumer electronic devices. These products provide USB 2.0, FireWire/1394 and SCSI connectivity. In fiscal 2002, we introduced several USB 2.0 host adapter and hub products.

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  Storage Networking Group ("SNG"): SNG provides storage fabric solutions for servers, storage devices, switches and NAS devices. Our products incorporate fibre channel, ethernet and SCSI technology, and we are developing products that will provide Internet Protocol SCSI, or iSCSI, and TCP/IP offload engine, or TOE, functionality. We are currently providing samples of iSCSI and TOE products to our OEM customers for testing and evaluation.

        For the nine months ended December 31, 2001, our SSG, DSG and SNG segments accounted for $254.5 million, $47.1 million and $9.8 million of our net revenues, respectively.

        Approximately one-third of our employees are engineers focused on product development and enhancement. As of February 25, 2002, we had 211 patents issued. Our products are marketed and sold directly to leading OEMs such as Compaq, Dell, Fujitsu-Siemens, Hewlett-Packard and IBM, as well as through distributors, including Ingram-Micro, Synnex and Tech Data.

Strategic Advantages

        We believe that we benefit from strategic advantages in our markets on the basis of the following core competencies:

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  Accelerating time to market. We strive to lead the storage market in technology transitions (such as the move to Ultra320 SCSI and iSCSI) as a way to generate OEM design wins.

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  Designing innovative ASICs. We decide on a product-by-product basis how best to invest in application specific integrated circuits, or ASICs, that will provide competitive advantages to our customers. For example, we introduced the leading ASICs for the SCSI market, and we are introducing ASICs for the iSCSI market.

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  Delivering value-added software. We provide software drivers, basic input/output system, or BIOS, integration, graphical user interfaces, RAID firmware, protocol stacks and compatibility testing that we believe offer value to OEM customers and reduce support costs for OEM and distribution partners.

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  Enhancing brand equity. We believe that our brand conveys value to customers seeking pre-tested compatibility and the direct benefits of a worldwide support organization.

Recent Transactions

        3% Convertible Subordinated Notes due 2007.    In March 2002, we sold $250,000,000 of 3% Convertible Subordinated Notes due 2007 in a private placement transaction. The notes are convertible into shares of our common stock at a conversion price of approximately $15.31 per share

        Platys.    In August 2001, we purchased Platys, a developer of iSCSI and TOE solutions. The Platys team was integrated into SNG and is accelerating our development of connectivity solutions for iSCSI markets.

        Roxio.    In May 2001, we completed the spin-off of our software division, Roxio. The spin-off was effected to allow us to concentrate on improving access and protection of information stored on servers, networks and desktops.

        We were incorporated in California in 1981 and reincorporated in Delaware in 1998. Our principal executive offices are located at 691 South Milpitas Blvd., Milpitas, California 95035. Our telephone number is (408) 945-8600.

The Offering

        This prospectus relates to the sale of up to 150,000 shares of our common stock that are issuable upon the exercise of an outstanding warrant that we issued on March 24, 2002 to International Business Machines Corporation, or IBM. We issued the warrant in connection with entering into certain licensing and OEM agreements with IBM under which we will provide RAID products for IBM's xSeries servers and license IBM's ServeRAID™ technology for use in our PCI RAID and external RAID products. On April 26, 2002, IBM transferred the warrant to Deutsche Bank Securities Inc., or Deutsche Bank, as permitted by the terms of the warrant. The terms of the warrant remained unchanged subsequent to such transfer.

        Deutsche Bank will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by Deutsche Bank of the offered shares of common stock. We may receive proceeds from exercise of the outstanding warrant by Deutsche Bank, and any proceeds we receive from the exercise of this warrant will be used for our general corporate purposes. The prices at which Deutsche Bank may sell the shares underlying the warrant will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholder."

RISK FACTORS

        An investment in our common stock involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the shares of our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

Risks Related to Our Business

Our future operating results are subject to fluctuation.

        Our operating results may fluctuate as a result of a wide variety of factors, including, but not limited to, the following:

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  cancellations or postponements of orders;

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  shifts in the mix of our products and sales channels;

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  changes in pricing policies by our suppliers;

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  shortages of components or wafer fabrication capacity affecting us, our customers or our suppliers;

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  market acceptance of new and enhanced versions of our products;

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  product obsolescence;

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  shortage of skilled labor;

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  future accounting pronouncements and changes in accounting policies;

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  timing of acquisitions, integration of acquired businesses and any associated charges;

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  restructuring actions or other involuntary terminations;

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  general economic trends;

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  international political instability; and

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  pending legal proceedings.

        Operating results for the first nine months of fiscal 2002 were materially affected by unusual charges, including the following:

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  excess inventory charges due to the economic slowdown;

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  amortization of deferred compensation in connection with our Platys acquisition;

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  write-off of acquired in-process technology from Platys;

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  restructuring charges; and

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  asset impairment charges.

        Fiscal 2001 operating results were materially affected by unusual charges, including the following:

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  accrued minimum royalty fees to Agilent;

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  restructuring charges; and

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  asset impairment charge.

        Fluctuations in our operating results may adversely affect the trading price of our common stock.

Our sales have been negatively affected by the current economic slowdown, and if these conditions persist or deteriorate, they may continue to adversely affect our results of operations and financial position.

        Since the second half of fiscal 2001, our operating results have been significantly affected by the continuing slowdown in information technology investments and consumer spending. Many of our customers announced workforce reductions and delayed capital spending in response to the economic slowdown. In addition, recent international terrorist activities have further dampened the economic recovery. If current global economic and political conditions continue to persist or deteriorate, our customers will likely further postpone spending, which would continue to adversely affect our financial results.

If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional plans in order to reduce our operating costs.

        As a result of the economic slowdown, in the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002, we implemented restructuring plans to reduce our operating costs to match the current business environment. The plans included primarily the reduction of our workforce and the consolidation of our manufacturing operations in Singapore. The goals of the plans are to support future growth opportunities, focus on investments that grow revenues and increase operating margins. If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional plans in order to reduce our operating costs, which could have an adverse effect on our financial results.

If demand in the server, network storage and desktop markets declines, our revenues may decline.

        Historically, our growth has been supported by increasing demand for systems that support:

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  client/server applications;

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  computer-aided engineering;

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  Internet/intranet applications;

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  data storage and digital content; and

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  multimedia and video.

        Our business or operating results would be adversely affected by a decline in demand for our products. For example, for the first time in several years, the demand in the server market declined slightly in fiscal 2002, which contributed to a decline in our net revenues. We cannot predict when and if server sales growth will increase. In addition, other technologies may replace the technologies used in our existing products and the acceptance of our products using new technologies in the market may not be widespread, which could adversely affect our revenues.

We expect that the products we are developing for the network storage marketplace will be an important component of our future growth, and these products may not be accepted by the market or reach the market in a timely fashion.

        We expect that the products we are developing for the network storage marketplace will be an important component of our future growth. In August 2001, we acquired Platys, a development stage company with no revenues, to enhance our technologies for this market. The marketplace for advanced storage products is highly competitive and our technology may never be broadly adopted. In addition, there are substantial risks that known and unknown challenges to successful deployment of our products, and of products incorporating our products, will cause delays in their reaching the market. We do not expect to begin shipping commercial quantities of our network storage products earlier than the second half of fiscal 2003. If our network storage products, and our customers' products using our technology, do not achieve a broad level of market acceptance, or if we encounter substantial delays in entering the market, our growth will likely be impaired.

If demand for our customers' products declines or if our customers do not control their inventories effectively, our revenues may be adversely affected.

        The volume and timing of orders received during a quarter are difficult to forecast. Our customers generally order based on their forecasts, and they frequently encounter uncertain and changing demand for their products. If demand falls below such forecasts or if our customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from us. Historically, backlog has not been a significant factor for us, and we have set our operating budget based on forecasts of future revenues. Because much of our operating budget is relatively fixed in the short-term, if revenues do not meet our expectations, then our financial results will be adversely affected.

If we do not provide adequate support during our customers' design and development stage, or if we are unable to provide such support in a timely manner, we may lose revenues to our competition.

        Certain of our products are designed to meet our customers' specifications and, to the extent we are not able to meet these expectations in a timely manner or provide adequate support during our customers' design and development stage, our customers may choose to buy similar products from another company. For example, we are currently in the design and development stage with potential customers for our products with iSCSI functionality. If we are unsuccessful in designing these products to meet our customers' needs, our financial results could be adversely affected.

Our reliance on industry standards and technological changes in the marketplace may cause our revenues to fluctuate or decline.

        The computer industry is characterized by various, evolving standards and protocols. We design our products to conform to certain industry standards and protocols such as the following:

Technologies:

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  ATA;

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  Serial ATA;

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  Fibre channel;

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  FireWire/1394;

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  InfiniBand;

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  iSCSI;

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  PCI;

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  PCI-X;

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  RAID;

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  SCSI;

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  Serial Attached SCSI;

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  Ultra-DMA; and

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  USB.

Operating Systems:

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  Linux;

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  Macintosh;

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  Netware;

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  OS/2;

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  UNIX; and

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  Windows.

        In particular, a majority of our revenues are currently derived from products based on the SCSI standards. If consumer acceptance of these standards declines, or if new standards emerge, and if we do not anticipate these changes and develop new products, these changes could adversely affect our business and financial results. For example, we believe that changes in consumers' perceptions of the relative merits of SCSI-based products and competing products incorporating lower cost solutions adversely affected our sales beginning in fiscal 1998 and are likely to affect our future sales. In addition, we are beginning to provide samples of our Ultra320 SCSI products to our OEM customers for testing and evaluation as we transition our SCSI products to meet the next generation industry standard. If we are unsuccessful in these efforts, our business and financial results will be negatively impacted.

If our products do not operate effectively with other products, it could negatively affect our revenues.

        We must design our products to operate effectively with a variety of hardware and software products supplied by other manufacturers, including the following:

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  microprocessors;

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  peripherals; and

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  operating system software.

        We depend on significant cooperation with these manufacturers to achieve our design objectives and develop products that operate successfully with their products. We believe that we generally have good relationships with leading system, peripheral, and microprocessor suppliers; however, these suppliers may, from time to time, make it more difficult for us to design our products for successful operability with their products. In addition, these suppliers may decide to compete with us. If any of these events were to occur, our revenues could be adversely affected.

Our dependence on new products may cause our revenues to fluctuate or decline.

        Our future success significantly depends upon our completing and introducing new products at competitive prices and performance levels in a timely manner. The success of new product introductions depends on several factors, including the following:

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  designing products to meet customer needs;

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  product costs;

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  timely completion and introduction of new product designs;

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  quality of new products;

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  differentiation of new products from those of our competitors; and

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  market acceptance of our products.

        As a result, we believe that we will continue to incur significant expenditures for research and development in the future. We may fail to identify new product opportunities and may not develop and bring new products to market in a timely manner. In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive, or our targeted customers may not select our products for design or integration into their products. The failure of any of our new product development efforts could have an adverse effect on our business and financial results.

If we are unable to compete effectively, our revenues could be adversely affected.

        The markets for all of our products are intensely competitive and are characterized by the following:

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  rapid technological advances;

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  frequent new product introductions;

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  evolving industry standards; and

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  price erosion.

        As we continue to broaden our product offerings into the server, network storage and desktop environments, we have experienced, and expect to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter our markets. For example, a number of companies are pursuing network storage solutions and we expect to encounter intense competition as we develop and release our iSCSI network storage products. We may also encounter new competitors in the emerging USB 2.0 market. Some of these companies have greater technical, marketing, manufacturing and financial resources than we do. We cannot assure you that we will have sufficient resources to accomplish any of the following:

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  meet growing product demand;

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  make timely introductions of new products;

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  compete successfully in the future against existing or potential competitors;

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  provide OEMs with design specifications in a timely manner; and

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  prevent price competition from eroding margins.

Costs associated with acquisitions or strategic alliances may adversely affect our results of operations, which could be exacerbated if we are unable to integrate the acquired companies, products or technologies.

        In August 2001, we completed our acquisition of Platys, a developer of Internet Protocol, or IP, storage solutions. In December 1999, we acquired Distributed Processing Technology Corp., or DPT, to strengthen our position in the RAID market. In addition, we enter into strategic alliances from time to time with other companies. As part of our overall strategy, we may continue to acquire or invest in complementary companies, products or technologies and enter into strategic alliances with other companies. In order to be successful in these activities, we must:

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  assimilate the operations and personnel of the combined companies;

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  minimize the potential disruption of our ongoing business;

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  retain key technical and managerial personnel;

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  integrate the acquired company into our strategic and financial plans;

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  accurately assess the value of potential target businesses, products or technologies;

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  harmonize standards, controls, procedures and policies; and

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  minimize the impairment of relationships with employees and customers.

        The benefits of acquisitions or strategic alliances may prove to be less than anticipated and may not outweigh the costs reported in our financial statements. Completing any potential future acquisitions or strategic alliances could cause significant diversions of management time and resources. If we acquire new businesses, products or technologies in the future, we may be required to assume contingent liabilities and amortize significant amounts of other intangible assets and, over time, recognize significant charges for impairment of goodwill. If we consummate any potential future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership may be significantly diluted. If we proceed with any potential future acquisitions in which the consideration is cash, we may be required to use a substantial portion of our available cash. We may not be successful in overcoming these risks or any other problems encountered in connection with these or other business combinations, investments or strategic alliances. These transactions may adversely affect our business, financial position and operating results.

If there is a shortage of components used in our customers' products, our sales may decline, which could adversely affect our results of operations and financial position.

        If our customers are unable to purchase certain components which are embedded into their products, their demand for our products may decline. For example, beginning in the fourth quarter of fiscal 2000, we experienced the impact of other companies' chip supply shortages, which reduced the demand for some of our SSG products. This negatively affected our revenues in the first half of fiscal 2001. Similar shortages of components used in our customers' products could adversely affect our revenues and financial results in future periods.

We depend on wafer suppliers whose failure to meet our manufacturing needs could negatively affect our operations.

        Independent foundries manufacture to our specifications all of the finished silicon wafers used for our products. We currently purchase all of our wafers through our agreements with Taiwan Semiconductor Manufacturing Corporation, or TSMC. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the following:

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  the availability of raw materials;

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  the availability of manufacturing capacity;

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  the level of contaminants in the manufacturing environment;

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  impurities in the materials used; and

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  the performance of personnel and equipment.

        While we have been satisfied with the quality, yield and timeliness of wafer deliveries to date, we cannot assure you that manufacturing problems may not occur in the future. A shortage of raw materials or production capacity could lead our wafer suppliers to allocate available capacity to other customers. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields or timely deliveries would delay our production and our product shipments, and could have an adverse effect on our business and financial results. We expect that wafer suppliers will continually seek to convert their fabrication process arrangements to smaller wafer geometries and to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason TSMC, or any other wafer supplier we may use, is unable or unwilling to satisfy our wafer needs, we will be required to identify and qualify additional foundries. Additional wafer foundries may be unavailable, may take significant amounts of time to qualify or may be unable to satisfy our requirements on a timely basis.

If our manufacturing demand for silicon wafers falls below our projections, we may not be able to fully utilize our prepayments to TSMC, which could adversely affect our results of operations and financial position.

        From time to time, we have entered into "take or pay" contracts that have committed us to purchase specific wafer quantities over extended periods based on our projected needs. In addition, we have made prepayments to TSMC in order to secure guaranteed wafer capacity. If our demand for wafer units falls below our projections, we may not be able to fully utilize our prepayments. The unused portion of the prepayments may be impaired and written off as an asset impairment charge, which would adversely affect our financial results.

We depend on subcontractors, and if they fail to meet our manufacturing needs, it could negatively affect our results of operations.

        We rely on subcontractors for the assembly and packaging of the integrated circuits included in our products. We have no long-term agreements with our assembly and packaging subcontractors. We have, from time to time, used board subcontractors to better balance production runs and capacity. We cannot assure that such subcontractors will continue to be able and willing to meet our requirements for such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, such subcontractors could delay shipments and result in the loss of customers or revenues, which could have an adverse effect on our financial results.

We depend on the efforts of our distributors, which if reduced, would negatively affect our business and our results of operations.

        Our distributors generally offer a diverse array of products from several different manufacturers. Accordingly, we are at risk that these distributors may give higher priority to selling products from other suppliers. A reduction in sales efforts by our current distributors could adversely affect our business and financial results. Our distributors build inventories in anticipation of future sales, and if, as has been the case from the second half of fiscal 2001 through fiscal 2002, such sales do not occur as rapidly as they anticipate, our distributors will decrease the size of their product orders. If we decrease our price protection or distributor-incentive programs, our distributors may also decrease their orders from us. In addition, we have from time to time taken actions to reduce levels of products at distributors and may do so in the future. These actions reduce our revenues and negatively affect our financial results.

Our operations depend on key personnel, the loss of whom could affect our business and reduce our future revenues.

        Our future success depends in large part on the continued service of our key technical, marketing and management personnel, and on our ability to continue to attract and retain qualified employees, particularly those highly skilled engineers who are involved in the design enhancement and manufacturing of existing products and the development of new ones. The loss of key employees could adversely affect our business. Our continued growth and future operating results will depend upon our ability to attract, hire and retain significant numbers of qualified employees.

Our international operations involve risks, and may negatively affect our revenues and results of operations.

        Many of our subcontractors are primarily located in Asia and we have sales offices and customers located throughout Europe, Japan and other countries. Our international operations and sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariffs and freight rates. We may use forward exchange contracts to manage any exposure associated with certain foreign currency-denominated commitments. In addition, because our primary wafer supplier, TSMC, is located in Taiwan, we may be subject to certain risks resulting from political instability in Taiwan, including conflicts between Taiwan and the People's Republic of China. These and other international risks could negatively affect our business and financial results.

If the carrying value of our long-lived assets is not recoverable, an impairment loss must be recognized which could adversely affect our results of operations and financial position.

        Certain events or changes in circumstances would mandate us to assess the recoverability of the carrying amount of our long-lived assets. In addition, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141 and SFAS No. 142 in July 2001, whereby goodwill must be evaluated annually and whenever events or circumstances occur which indicate that goodwill might be impaired. For acquisitions consummated prior to July 1, 2001, we adopted SFAS No. 142 on April 1, 2002. We will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and we may incur substantial impairment charges which could adversely affect our financial results.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

        Although we actively maintain and defend our intellectual property rights, we may be unable to adequately protect our proprietary rights. In addition, the laws of certain territories in which our products are or may be developed, manufactured or sold, including Asia and Europe, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

        Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business and ability to compete effectively. We have from time to time discovered counterfeit copies of our products being manufactured or sold by others. Although we have programs to detect and deter the counterfeiting of our products, significant availability of counterfeit products could reduce our revenues and damage our reputation and goodwill with customers.

Third parties may assert infringement claims against us, which may be expensive to defend and could adversely affect our business and results of operations.

        From time to time, third parties assert exclusive patent, copyright and other intellectual property rights to our key technologies, which we expect to continue in the future. For example, we entered into a patent cross-license agreement with a third party in May 2000. Under this agreement, which was amended in March 2002, we received a release from infringement claims prior to January 1, 2000 and received the right to use certain of the third party's patents through June 30, 2007. In consideration, we are paying, in annual installments, an aggregate patent fee of $13.3 million, and we granted the third party a license to use all of our patents for the same period. The risks of our receiving additional claims from third parties may be enhanced in periods such as the one that we are currently entering where we are beginning to offer product lines employing new technologies relative to our existing products.

        We cannot assure you that third parties will not assert other infringement claims against us in the future, that assertions by third parties will not result in costly litigation or that we would prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. In addition to claims brought against us by third parties, we may also bring litigation against others to protect our rights. Intellectual property litigation, regardless of the outcome, could result in substantial costs to us and diversion of our resources, and could adversely affect our business and financial results.

We may be engaged in legal proceedings that could negatively affect our business operations or financial position.

        From time to time we are subject to litigation or claims that could negatively affect our business operations and financial position. For instance, a class action lawsuit was filed during 1998 in the United States District Court for the Northern District of California against us and certain of our current and former officers and directors. This lawsuit alleged that we made false and misleading statements at various times during the period between April 1997 and January 1998 in violation of Federal securities laws. Our motion to dismiss the complaint was granted with prejudice in September 2001. The plaintiffs appealed that decision to the Ninth Circuit Court of Appeals in October 2001, and in March 2002, the Court dismissed the appeal. Any similar disputes in the future could cause us to incur unforeseen expenses, could occupy a significant amount of our management's time and attention, and could negatively affect our business operations and financial position.

If we repatriate cash from our foreign subsidiaries, we will incur additional income taxes which would negatively affect our results of operations and financial condition.

        Our cash and cash equivalents are held principally in our subsidiary in Singapore and, to a lesser extent, in our U.S. parent company. From time to time we may need to repatriate our cash from Singapore to the United States. We will incur additional income taxes from the repatriation, which would negatively affect our results of operations and financial condition.

We may be subject to a higher effective tax rate that could negatively affect our results of operations and financial position.

        Our effective tax rate is benefited by a Singapore tax holiday relating to certain of our products. The terms of the tax holiday provide that profits derived from certain products will be exempt from tax through fiscal 2005, subject to certain conditions. If we do not continue to meet the conditions and requirements of the tax holiday in Singapore, our effective tax rate will increase, which would adversely affect our financial results.

We may be required to pay additional federal income taxes which could negatively affect our results of operations and financial position.

        On June 27, 2000, we received a statutory notice of deficiency from the Internal Revenue Service, or IRS, with respect to our Federal income tax returns for fiscal 1994 through 1996. In December 2001, our 1994 through 1996 tax audits were resolved and settlement agreements were filed with the U.S. Tax Court. On December 15, 2000, we received a statutory notice of deficiency from the IRS with respect to our Federal income tax return for fiscal 1997. We filed a Petition with the United States Tax Court on March 14, 2001 contesting the asserted deficiencies. The IRS is currently auditing our Federal income tax returns for fiscal 1998 and 1999. While we believe we have meritorious defenses against the asserted deficiencies and any proposed adjustments and that sufficient taxes have been provided, we cannot predict the final outcome of these matters, and the final resolution could adversely affect our results of operations and financial position.

We hold minority interests in certain non-public companies, and if these companies face financial difficulties in their operations, our investments could be impaired.

        We continue to hold minority interests in certain privately held companies. These investments are inherently risky because these companies are still in the development stage and depend on third parties for financing to support their ongoing operations. In addition, the markets for their technologies or products are typically in the early stages and may never develop. If these companies do not have adequate cash funding to support their operations, or if they encounter difficulties developing their technologies or products, especially in the current economic downturn, our investments in these companies may be impaired, which could adversely affect our financial results. For example, we recorded impairment charges in the first and third quarters of fiscal 2002 related to a decline in the values of certain minority investments deemed to be other than temporary.

Our spin-off of Roxio requires us to perform certain obligations under the transitional service agreement, which, if not satisfactorily performed, could cause us to be held liable for resulting losses suffered by Roxio.

        In May 2001, we completed the spin-off of Roxio, our Software segment. As part of the separation, we entered into a transitional service agreement with Roxio to support ongoing Roxio operations relating to information technology systems, supply chain management, product order administration, and finance and accounting. These services generally have a term of one year following the separation. If we do not satisfactorily perform our obligations under the agreement, we may be held liable for any resulting losses suffered by Roxio.

There may be potential subsequent tax liabilities that could negatively affect our results of operations.

        Pursuant to our distribution of the Roxio common stock, we have received an opinion from PricewaterhouseCoopers LLP, or PwC, regarding the tax-free nature of the transaction to us and to our stockholders under Section 355 of the Internal Revenue Code. IRS regulations provide that if another entity acquires a controlling interest in Roxio or our common stock within two years of the distribution, a presumption will arise that the acquisition was made in connection with the distribution, potentially causing the distribution to become taxable to us. The validity of the PwC opinion relating to the qualification of the distribution as a tax-free transaction is subject to factual representations and assumptions. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. In addition, the opinion of PwC is not binding on the IRS. If we or Roxio fail to conform to the requirements set forth in the IRS regulations, it could cause the distribution to be taxable to us and to our stockholders, and our financial results could be adversely affected.

We may have potential business conflicts of interest with Roxio with respect to our past and ongoing relationships, and we may not resolve these conflicts on terms favorable to us.

        Conflicts of interest may arise between Roxio and us in a number of areas relating to our past and ongoing relationship, including:

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  labor, tax, employee benefits, indemnification and other matters arising from the separation;

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  intellectual property matters;

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  employee retention and recruiting;

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  the nature, quality and pricing of transitional services we have agreed to provide to Roxio; and

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  business opportunities that may be attractive to both Roxio and us.

        These and other business conflicts could adversely affect the growth of our business in the future.

We may encounter natural disasters, which may negatively affect our results of operations and financial position.

        Our corporate headquarters in California is located near major earthquake faults. Any damage to our facilities as a result of an earthquake, fire or any other natural disasters could have an adverse effect on our business and financial results. Additionally, our primary wafer supplier, TSMC, is located in Taiwan, which has experienced significant earthquakes in the past. A severe earthquake could interrupt the manufacturing process, which could affect its ability to supply wafers to us, which could negatively affect our business and financial results.

Risks Related to Our Common Stock

Future sales of our common stock may depress our stock price.

        Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. As of March 31, 2002, we had 106,292,656 shares of common stock outstanding. As of March 31, 2002, we also had options to purchase 17,725,300 shares of our common stock outstanding, an aggregate of 13,532,728 additional shares of our common stock reserved for issuance under our stock option plans and employee stock purchase plan, 1,310,000 shares of common stock issuable upon exercise of outstanding warrants, 5,325,807 shares of common stock issuable upon potential conversion of our 4 3/4% Convertible Subordinated Notes due 2004 and 16,327,064 shares of common stock issuable upon potential conversion of our 3% Convertible Subordinated Notes due 2007.

Anti-takeover effects of our preferred share rights plan, the convertible note indentures, our charter documents and Delaware law could discourage, delay or prevent a change in control of Adaptec.

        We have a preferred share rights plan. Under the plan, each holder of shares of our common stock will receive a right to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $180.00, subject to adjustment, if a person or group were to acquire, or to announce the intention to acquire, 20% or more of our outstanding shares of common stock. Each share of our Series A preferred stock will have 1,000 votes. In the event of a merger or other transaction in which shares of our common stock are changed or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. This plan could have the effect of discouraging, delaying or rendering more difficult an acquisition of us.

        The indentures relating to the 4 3/4% Convertible Notes due 2004 and the 3% Convertible Subordinated Notes due 2007 provides that in the event of certain changes in control, each holder of the notes will have the right to require us to repurchase such holder's notes at a premium over the principal amount of the notes.

        Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 1,000,000 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 250,000 shares of preferred stock as Series A preferred stock in connection with our preferred share rights plan. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws provide that a special meeting of stockholders may only be called by our board of directors, the Chairman of our board of directors, our chief executive officer, our president or by one or more stockholders holding at least 10% of our outstanding capital stock. Our stockholders may not take action by written consent.

        In addition, the Delaware General Corporation Law, to which we are subject, prohibits, except under specified circumstances, us from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who own at least 15% of our common stock.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by Deutsche Bank. The aggregate exercise price for the warrant is approximately $2.3 million. If Deutsche Bank exercises the warrant by paying cash, any proceeds we receive will be used for general corporate purposes. The warrant also contains a "net exercise" provision, pursuant to which Deutsche Bank may elect to exercise the warrant without paying any cash. Pursuant to that provision, if and to the extent the exercise price per warrant share is less than the market price per share at the time of exercise, Deutsche Bank can instead pay us by giving up a certain number of the warrant shares. The price spread per share is divided into the aggregate exercise price for the warrant or part of the warrant being exercised, and the resulting number equals the number of shares that Deutsche Bank would give up to pay the exercise price.

SELLING STOCKHOLDER

        The following table sets forth the name of the selling stockholder, the number of shares being registered for sale by the selling stockholder as of the date of this prospectus, the number of shares of common stock known by us to be beneficially owned by the selling stockholder before the offering and the number of shares known by us to be beneficially owned by the selling stockholder after the offering. The selling stockholder may sell an aggregate of 150,000 shares pursuant to this prospectus. All of these shares are issuable upon exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder. We issued the warrant to IBM in a private transaction on March 24, 2002 in connection with certain licensing and OEM agreements we entered into with IBM. On April 26, 2002, IBM transferred the warrant to the selling stockholder as permitted by the terms of the warrant. The terms of the warrant remained unchanged subsequent to such transfer. The shares subject to the warrant were "restricted securities" under the Securities Act prior to this registration.

        We have assumed, for purposes of the table, that the selling stockholder acquires and then sells the maximum number of shares subject to the warrant. The warrant contains a "net exercise" provision, pursuant to which the selling stockholder may elect to exercise the warrant without paying any cash. If the warrant is exercised pursuant to these provisions, the selling stockholder will acquire fewer shares than those indicated below.

        Based on 106,292,656 shares of our common stock outstanding as of March 31, 2002, the selling stockholder will beneficially own 2.1% of our outstanding common stock prior to the offering and 1.9% of our common stock after completion of the offering. The selling stockholder has not, or within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates. The information in this section of the prospectus regarding share ownership by the selling stockholder and material relationships of the selling stockholder is based on our records and on information provided to us as of May 8, 2002 by the selling stockholder. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date.

        The selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because the selling stockholder is not obligated to sell its shares, and because the selling stockholder may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholder will own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

Name	Shares of Common Stock Beneficially Owned Before the Offering		Total Shares That May be Offered by Selling Stockholder	Shares of Common Stock Beneficially Owned After the Offering
Deutsche Bank Securities Inc.	2,214,556	(1)	150,000	2,069,556	(1)

(1)
Includes $30,459,000 in aggregate principal amount of our 3% Convertible Subordinates Notes due 2007, which are convertible into 1,989,224 shares of our common stock.

PLAN OF DISTRIBUTION

        The selling stockholder will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sale of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the warrant issued to the selling stockholder. However, the selling stockholder may resell all or a portion of its shares without this prospectus in open market transactions in reliance upon available exemptions under the Securities Act, if any, provided they meet the criteria and confirm to the requirements of one of these exemptions.

Who may sell and applicable restrictions

        The selling stockholder may offer and sell shares with this prospectus directly to purchasers. The selling stockholder may donate or otherwise transfer its shares to any person so long as the transfer complies with applicable securities laws.

        The selling stockholder may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholder. In order to comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholder and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by it and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act. The selling stockholder has advised us that, as of the date of this prospectus, it has not entered into any plan, arrangement or understanding with a broker, dealer or underwriter regarding sales of share with this prospectus.

Prospectus delivery

        A prospectus supplement or a post-effective amendment may be filed with the Securities and Exchange Commission to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from the selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that the selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then, to the extent required, we will file a supplement to this prospectus.

Manner of sales

        The selling stockholder will act independently of Adaptec in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market, the over-the-counter market, or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold and then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

        The shares may be sold according to one or more of the following methods:

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  A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  Purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

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  Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

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  Pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

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  An exchange distribution under the rules of the exchange;

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  Face-to-face transactions between sellers and purchasers without a broker-dealer; and

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  By writing options.

Hedging Transactions

        In addition, the selling stockholder may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholder may, for example:

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  Enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;

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  Sell shares short and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;

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  Write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares;

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  Enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

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  Loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

        These options, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus.

Indemnification and contribution

        The selling stockholder and we have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholder may also agree on its own to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Suspension of this offering

        We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholder.

        This prospectus relates to the sale of up to 150,000 shares of our common stock that are issuable upon the exercise of an outstanding warrant. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholder."

        The selling stockholder will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We may receive proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for our general corporate purposes.

LEGAL MATTERS

        The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

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  Annual Report on Form 10-K for the year ended March 31, 2001;

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  Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2001;

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  Definitive proxy statement on Schedule 14A, filed on July 18, 2001 with respect to our annual meeting of stockholders held on August 23, 2001;

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  Current Report on Form 8-K, filed on May 4, 2001;

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  Current Report on Form 8-K, filed on May 18, 2001;

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  Current Report on Form 8-K, filed on July 23, 2001;

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  Current Report on Form 8-K, filed on September 7, 2001;

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  Current Report on Form 8-K, filed on February 27, 2002;

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  Current Report of Form 8-K, filed on February 28, 2002; and

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  Items 1 and 2 of our registration statement on Form 8-A filed July 20, 1992 pursuant to the Exchange Act and Exhibit No. 1 to Amendment No. 4 of our registration statement on Form 8-A filed January 14, 1997 amending our Form 8-A filed May 11, 1989.

        Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        In addition, for so long as any of the shares of common stock subject to this prospectus remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

        We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Investor Relations, Adaptec, Inc., 691 S. Milpitas Blvd., Milpitas, California 95035, telephone number (408) 945-8600. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in those filings.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

150,000 Shares of Common Stock

PROSPECTUS

May 13, 2002

QuickLinks

SUMMARY
Adaptec, Inc.
Strategic Advantages
Recent Transactions
The Offering
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Common Stock
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION